Exhibit (d)(5)

EXECUTION VERSION

Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

September 23, 2013

VCG Holdings, LLC

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention: Brian N. Sheth

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among Greenway Medical Technologies, Inc., a Delaware corporation (the “Company”), VCG Holdings, LLC, a Delaware limited liability company (“you” or “Parent”), and Crestview Acquisition Corp., a Delaware corporation (“Merger Sub”). Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.

1. We are pleased to advise you that Vista Equity Partners Fund IV, L.P. (“Vista”), on behalf of itself and one or more of its affiliated funds to be designated by it, hereby commits, conditioned upon (i) if the Acceptance Time shall occur and an Offer Termination shall not occur, the satisfaction, or waiver by Parent and Merger Sub (with the prior written approval of Vista), of all the Offer Conditions as of the Expiration Date or, if the Closing shall occur (without the Acceptance Time having occurred), the satisfaction, or waiver by Parent and Merger Sub, at the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 of the Merger Agreement and Section 7.2 of the Merger Agreement, and (ii) the contemporaneous consummation of the acquisition of the Shares tendered in the Offer at the Acceptance Time, if the Acceptance Time shall occur, or the Merger (regardless of whether the Acceptance Time occurs), to contribute to Parent, at or prior to the Acceptance Time or the Closing, as the case may be, in accordance with the terms and subject to the conditions set forth in this letter, directly or indirectly, an amount equal to $650 million (the “Commitment”) in cash in immediately available funds (subject to any reduction in accordance with the terms set forth in the immediately following sentence), it being understood and agreed that Vista shall not, under any circumstances, be obligated under this agreement to (or be obligated to cause any other Person to) contribute to, purchase equity from or otherwise provide funds to Parent (or any other Person in respect of the transactions contemplated by the Merger Agreement) in an amount in excess of the Commitment. The proceeds of the Commitment shall be used by Parent solely to satisfy its and Merger Sub’s obligations under the Merger

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Agreement. The amount of the Commitment may be reduced by Parent (a) in an amount specified by Parent solely to the extent it will be possible, notwithstanding such reduction, for Parent and Merger Sub to perform in full (and fully consummate) the acquisition of the Shares tendered in the Offer at the Acceptance Time, if the Acceptance Time shall occur, or the Merger (regardless of whether the Acceptance Time occurs) and otherwise to pay and perform all obligations and consummate the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, and/or (b) on a dollar-for-dollar basis by the amount of any third-party financing obtained by Parent or any of its Affiliates at or prior to the Acceptance Time or the Closing, as applicable (including, for purposes of this clause (b), any amounts committed as of the date hereof under the Debt Commitment Letter); provided, however, that the Commitment shall not be reduced pursuant to this clause (b) unless and until such third-party financing is funded.

2. Except as set forth in paragraph 4, the Commitment is solely for the benefit of Parent and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other Person. Nothing set forth in this letter contains or gives, or shall be construed to contain or to give, any Person (other than Vista, Parent and the Company), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the commitments set forth herein, nor shall anything in this letter be construed, to confer any rights, legal or equitable, in any Person other than Vista, Parent and the Company. Without limiting the foregoing, none of creditors of Vista, Parent, Merger Sub or any of their Affiliates (other than the Company) shall have any direct or indirect right to enforce this letter or to cause Parent to enforce this letter.

3. Vista’s obligation to fund the Commitment will terminate and expire on the earliest to occur of (i) immediately following the Effective Time and deposit of the Payment Fund, (ii) the valid termination of the Merger Agreement in accordance with the terms thereof, (iii) the date on which any claim is brought by the Company under, or any Legal Proceeding is brought by the Company with respect to, the Limited Guaranty, the Guarantor (as defined in the Limited Guaranty) or any Guarantor Affiliate (as defined in the Limited Guaranty) (other than in respect of a Guaranteed Obligation (as defined in the Limited Guaranty) or a claim for specific performance under and in accordance with the terms of this letter), or (iv) the date on which any other claim is brought under, or Legal Proceeding is initiated against Vista or any Affiliate thereof in connection with, this letter, the Limited Guaranty, the Merger Agreement or any transaction contemplated hereby or thereby or otherwise relating thereto, other than Guaranty Claims, Merger Agreement Claims or Equity Funding Claims (in each case, as defined in the Limited Guaranty) (such earliest date, the “Commitment Expiration Date”). From and after the Commitment Expiration Date, neither Vista nor any Non-Recourse Parent Party (as defined below) shall have any further liability or obligation to any Person hereunder; provided, however, that, for the avoidance of doubt, such termination shall not, in and of itself, relieve any Person of any liability or obligation it may have under the Limited Guaranty.

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4. This letter shall inure to the benefit of and be binding upon Parent and Vista. Vista acknowledges that the Company is an express third party beneficiary hereof, entitled to specifically enforce the obligations of Vista against Vista to the full extent hereof in connection with the Company’s exercise of its rights under and in accordance with Section 9.5(b) of the Merger Agreement and, in connection therewith, the Company has the right to seek and obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or to directly cause, Vista to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter, in each case, when all of the conditions to funding the Commitment set forth herein have been satisfied and as otherwise contemplated by the exercise of the Company’s rights under Section 9.5(b) of the Merger Agreement, and the Company shall have no other rights or remedies hereunder. Vista accordingly agrees, subject in all respects to Section 9.5(b) of the Merger Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Vista further agrees that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of Section 9.5(b) of the Merger Agreement. Vista acknowledges and agrees that (a) Parent is delivering a copy of this letter to the Company and that the Company is relying on the obligations and commitments of Vista hereunder in connection with the Company’s decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the provisions set forth in Section 8.3 of the Merger Agreement and the Limited Guaranty (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of Vista’s obligations to fund the Commitment in accordance with the terms of this letter and (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement, to cause Parent and Merger Sub to cause, or to directly cause, Vista to fund, directly or indirectly, the Commitment under this letter, and to cause Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement under Section 9.5(b) of the Merger Agreement and (c) the right of specific performance under this letter and Section 9.5(b) of the Merger Agreement are an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, the remedies available to the Company under Section 9.5(b) of the Merger Agreement and this letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under Section 9.5(b) of the Merger Agreement and/or this letter shall not restrict, impair or otherwise limit the Company from, in the alternative, terminating the Merger Agreement in accordance with Section 8.3(c) and collecting the Parent Termination Fee and the other Guaranteed Obligations under Section 6.11(b) of the Merger Agreement and this Limited Guaranty; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.5(b) of the Merger Agreement and payment of the Parent Termination Fee and the other Guaranteed Obligations. Except for the rights of the Company set forth in the second sentence of this paragraph, nothing in this letter, express or implied, is intended to confer upon any Person other than Parent, Vista and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the

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Commitment or any provisions of this letter or to confer upon any Person any rights or remedies against any Person other than Vista under or by reason of this letter. Without limiting the foregoing, no Person (other than Parent or the Company, but in the case of the Company, only on the terms, and subject to the limitations, set forth in this paragraph and Section 9.5 of the Merger Agreement) shall have any right to specifically enforce this letter or to cause Parent to specifically enforce this letter.

5. None of Vista, Parent or the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by Vista or Parent) or Vista (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect; provided, however, that Vista reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to assign any portion of the Commitment to one or more of its Affiliates, financing sources or other investors, and only upon the actual funding of such assigned portion of the Commitment to Parent in accordance with this letter effective upon the Acceptance Time or the Closing, as applicable, Vista shall have no further obligation to Parent (or any other person) with respect to such funded assigned portion. Notwithstanding the foregoing, Vista acknowledges and agrees that, except to the extent otherwise agreed in writing by the Company, any such assignment shall not relieve Vista of its obligation to invest the full amount of the Commitment. Subject to the foregoing, all of the terms and provisions of this letter shall inure to the benefit of and be binding upon the parties hereto and the Company and their respective successors and permitted assigns.

6. Concurrently with the execution and delivery of this letter, Vista is executing and delivering to the Company a Limited Guaranty, dated as of the date hereof (the “Limited Guaranty”), in favor of the Company in respect of Parent’s and Merger Sub’s obligations under the Merger Agreement (including the reimbursement and indemnification obligations of Parent under Section 6.11(b) thereof), including any such payment obligation arising out of or in connection with a breach thereof, in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement and the Limited Guaranty. The Company’s remedies against Vista under the Limited Guaranty, the Company’s rights to specific performance under this letter and the Company’s remedies against Parent and Merger Sub under the Merger Agreement and/or the Confidentiality Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to the Company or any of its Affiliates against (i) Vista, Parent or Merger Sub and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, advisors, Affiliates, members, managers, general or limited partners or assignees of Vista, Parent or Merger Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor or assignee of any of the foregoing (other than Vista to the extent provided in the Limited Guaranty and this letter and Parent and Merger Sub to the extent provided in the Merger Agreement) (those persons and entities described in clause (ii), excluding Vista, Parent and Merger Sub, each being referred to

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as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by Vista’s breach of its obligations under this letter. Notwithstanding anything to the contrary set forth in this paragraph or in the Limited Guaranty, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in the fourth paragraph of this letter, may cause Parent and Merger Sub to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 9.5(b) of the Merger Agreement or on the terms, and subject to the conditions, set forth in the paragraphs 1 and 3 of this letter.

7. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that Vista is a partnership, Parent covenants, agrees and acknowledges that no Person other than Vista shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Parent Party for any obligations of Vista under this letter or for any claim based on, in respect of or by reason of any such obligations or their creation, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

8. This letter, the Merger Agreement, the Confidentiality Agreement and the Limited Guaranty reflects the entire understanding of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof. This letter may not be waived, amended or modified except by an instrument in writing signed by each of the parties hereto and the Company. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this letter or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any party or the Company in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary set forth herein, neither this letter nor the Commitment shall be effective unless there has been prior or concurrent execution and delivery of the Merger Agreement by each of the parties thereto.

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9. Notwithstanding anything that may be expressed or implied in this letter, each of Parent and the Company, by its acceptance, directly or indirectly, of the benefits of this letter, covenants, agrees and acknowledges that no Person other than the undersigned shall have any obligation hereunder and that no recourse hereunder, under the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, direct or indirect stockholder, Affiliate or assignee (other than a permitted assignee of the Commitment hereunder) of the undersigned (and to the extent a portion of the Commitment is assigned to one or more permitted assignees, such permitted assignees) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee (other than a permitted assignee of the Commitment hereunder) of any of the foregoing (but excluding Vista, Parent and Merger Sub) (each of such persons (but excluding Vista, Parent and Merger Sub), a “Related Person”), whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of the Company against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person in connection with this letter, the Merger Agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

10. This letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with their execution of the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned or as required by applicable Legal Requirements. Without limiting the foregoing, the Company may disclose this letter (i) to the extent required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with any SEC filings relating to the Merger, (ii) by interrogatory, subpoena, civil investigative demand or similar process or (iii) in connection with enforcing this letter.

11. This letter and any action (whether at law, in contract or in tort) that may be directly or indirectly based upon, relating to arising out of this letter, or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to paragraph 12 below, in any action or proceeding arising out of or relating to the Commitment, this letter or any of the transactions contemplated by this letter: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this paragraph 11 shall not constitute general consents to service of process in the State of Delaware and shall

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have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which (a) Parent is to receive notice in accordance with Section 9.8 of the Merger Agreement, in the case of service of process against Parent, and (b) the Guarantor is to receive notice in accordance with Section 12 of the Limited Guaranty, in the case of service of process against Vista. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

12. EACH PARTY TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

13. Each party to this letter hereby represents and warrants with respect to itself to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis, and (f) all approvals of, filings with and notifications to, any Governmental Body or other Person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or other Person is required in connection with the execution, delivery or performance by it of this letter agreement. In addition, Vista represents and warrants to Parent that (a) it has the financial capacity to pay and perform all of its obligations under this letter, (b) Vista has available capital equal to or in excess of the Commitment and its limited partners or other investors have the obligation to fund such capital, and all funds necessary to fulfill the Commitment under this letter shall be available to

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Vista for as long as this letter and the Commitment hereunder shall remain in effect, and (c) Vista is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith. Vista covenants and agrees that (a) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of the foregoing representations and warranties to become untrue, and (b) in the event that Vista is required to make payments pursuant to the terms of this letter, it will call capital from the partners of Vista in such amounts and at such times as necessary to fulfill its obligations under the terms of this letter. All representations, warranties, covenants and agreements of Vista contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the Commitment Expiration Date.

14. Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of Vista under this letter are solely contractual in nature.

15. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions of paragraphs 6 and 7 of this letter. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

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If you are in agreement with the terms of this letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

VISTA EQUITY PARTNERS FUND IV, L.P.

By:	Vista Equity Partners Fund IV GP, LLC
Its:	General Partner

By:	VEFIIGP, LLC
Its:	Managing Member

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Its:	Managing Member

Accepted and agreed to as of the date first above written:

VCG HOLDINGS, LLC

By:	/s/ James P. Hickey
	Name:	James P. Hickey
	Title:	President